Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This TRANSITION AND SEPARATION AGREEMENT (the “Agreement”) dated                , 2008 (“Effective Date”) between Jennifer L. Haslip (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (the “Company”) provides:

WHEREAS, Employee is currently employed by the Company; and

WHEREAS, Employee has been employed by the Company for approximately ten (10) years and has gained access to confidential information as more fully described in this Agreement and has acquired an extensive amount of knowledge regarding the Company’s operations, strategies and business; and

WHEREAS, the Company has determined it is in its best interests for Employee’s employment with the Company to terminate; and

NOW, THEREFORE, the parties hereto agree as follows:

1. Previous Agreement Superseded. The previous Employment and Non-Interference Agreement between the parties dated November 30, 2003 (the “Previous Employment Agreement”) is hereby superseded, replaced in its entirety and considered null and void.

2. Position During Transition. From the Effective Date of this Agreement until March 31, 2008 (the “Transition Period”), Employee agrees to continue to be available to the Company at her current salary and benefits, and Employee will perform such duties as requested by Kim McWaters, President and Chief Executive Officer. Throughout the Transition Period, Employee will continue to report to Ms. McWaters.

3. Separation Date. Employee agrees and acknowledges that her last day of employment with the Company shall be March 31, 2008 (the “Separation Date”).

4. Payments After Separation.

(a) For and in consideration of the promises and covenants set forth herein, after the revocation period set forth on Exhibit A, the Company agrees to pay Employee the total amount of Three Hundred and Ninety Thousand dollars ($390,000), less applicable local, state and federal withholdings. This amount shall be payable in thirty-nine bi-weekly payments pursuant to the Company’s normal payroll practices, in the gross amount of Ten Thousand dollars ($10,000), less applicable local, state and federal withholdings.

(b) For fiscal year 2008, Employee will be entitled to an annual bonus, pro-rated based on a separation date of March 31, 2008, if: (a) such a bonus is approved by UTI’s Board of Directors as payable to all current employees, and (b) Employee signs, returns, and does not revoke the Release attached as Exhibit A. The 2008 bonus, if payable, will be paid during December 2008, or such other time as paid to all other employees, and the bonus, if any, will be based on the performance metrics previously established by the Board of Directors (or any subsequent changes that benefit Employee).

5. Benefits. Employee’s current medical and dental benefits will continue pursuant to Company policy, until March 31, 2008. Beginning on the first day that active employee coverage is ineffective, Employee may elect to continue current medical and dental benefits for up to eighteen (18) months in accordance with any applicable plan provisions and the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), and Employee will be responsible for paying any COBRA premiums. The Company will pay Employee the equivalent value of medical, dental, and Execucare benefits for a period of eighteen (18) months following the Transition Period, which totals Twenty-Eight Thousand Six Hundred Eighty-Six dollars ($28,686), less withholdings, to be paid to Employee in two equal installments. The first installment ($14,343) will be paid within ten (10) business days after expiration of the revocation period set forth in Exhibit A and the second installment ($14,343) will be paid on or about December 31, 2008.

6. Stock Awards. All stock Awards (as defined by any applicable Plan), including stock options and restricted stock, shall be governed by the terms and provisions of the Plan and the grant Agreement under which such Award was granted. The Company has previously authorized Employee to sell her stock in the open market and exercise stock options and restricted stock without any limitations, in accordance with applicable law.

7. Outplacement. The Company shall pay for twelve (12) months of outplacement services by paying Employee a one-time payment of the total gross amount of Twelve Thousand dollars ($12,000), less withholdings, to be paid to Employee within ten (10) business days after expiration of the revocation period set forth in Exhibit A.

8. Mitigation or Reduction of Benefits. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided herein shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Separation Date.

9. Section 409A Compliance. The parties intend that the benefits provided under Sections 4(a), 5 and 15 comply with the separation pay exception to the requirements of Section 409A of the Internal Revenue Code as described in Treas. Reg. Section 1.409A-1(b)(4) and Treas. Reg. Section 1.409A-1(b)(9)(iii) and (v) respectively. Nevertheless, under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

In addition, the Employee shall not have any right to make any election regarding the time or form of any payment due under this Agreement. For purposes of this Agreement, the determination of whether Employee has terminated employment will be made in accordance with Treas. Reg. Section 1.409A-1(h)(l). The right to each monthly payment under Section 4 shall be treated as the right to a series of separate payments within the meaning of Treas. Reg. Section 1-409A-2(b) (2).

If the Company concludes at a later date, in the exercise of its discretion, that neither the short-term deferral exception, the separation pay exception nor any other exception to the requirements of Section 409A is available, all monthly payments, if any, that are to be made following the fifteenth (15) day of the third (3rd) month of the Employee’s taxable year in which the Separation Date occurred, but before the date which is six (6) months following the Separation Date, that are, in the aggregate, in excess of the Excludable Compensation shall be paid in a lump sum on the first (1st) day of the seventh (7th) month following the Employee’s Separation Date or, if earlier, the date the Employee dies following the Separation Date. For purposes of this Section, “Excludable Compensation” shall equal the lesser of two times (i) the Employee’s annualized base compensation for the Employee’s taxable year prior to the Employees’ taxable year in which the Separation Date occurred or (ii) the applicable limit set forth in Section 401 (a) (17) of the Code for the year in which the Separation Date occurred.

Each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or any exception thereto.

10. Release. In order to receive payments and benefits described herein, other than those provided in Section 2, Employee must execute a Release in the form attached as Exhibit A and that Release must become effective. If Employee fails to sign the Release within the period provided in the Release, or if Employee revokes the Release within the seven (7) day revocation period provided therein, Employee will forfeit any right to the payments and benefits described in Sections 4, 5, 7 and 16.

11. Covenant Not to Solicit. Employee agrees that during the course of her employment, she has received Confidential Information and training, designed to give her special skills and to provide the Company with a competitive advantage and which has commercial value. Employee acknowledges that the Company has a legitimate interest in protecting its Confidential Information and in taking reasonable steps to protect its goodwill, its relationships with students, employees, consultants, vendors, suppliers, manufacturers and to protect itself against unfair competition.

Employee therefore agrees:

(a) As used in this Section 11(a), the term “Company Relationship” means any of the following individuals or entities with whom Employee had dealings in connection with her Company employment during the past twenty-four (24) months: any Company employee, student, consultant, independent contractor, vendor, supplier, manufacturer, or any other person or entity with a business relationship with the Company. For a period of eighteen (18) months (or twelve (12) months if an arbitrator or arbitration panel finds that eighteen (18) months are unreasonable, or for nine (9) months if an arbitrator or arbitration panel finds that twelve (12) months are unreasonable) after the Separation Date, Employee agrees that she will not, either directly or indirectly, or through others, solicit or attempt to solicit any Company Relationship to terminate or limit its relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

12. Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Sections 11 and 15 (both separately and in total) are reasonable and should be fully enforceable in view of the high level position Employee has had with the Company, and the Company’s legitimate interests in protecting its Confidential Information and its goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Sections 11 and 15 of this Agreement.

13. Company’s Right to Obtain Injunctive Relief. In addition to any other legal or equitable remedies the Company may have (including any right to damages that it may suffer), the Company shall be entitled to temporary, preliminary and permanent injunctive relief restraining a breach or imminent breach of Employee’s obligations to Company in this Agreement. Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of noncompliance by Employee with any of the provisions of this Agreement would be largely irreparable.

14. Employee Agreement to Disclose this Agreement. Employee agrees to disclose, for a period of eighteen (18) months following the Transition Period, the terms of Sections 11 and 15 to any potential future employer.

15. Confidential Information. During and after the Employee’s employment, Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for the Employee’s own benefit or for the benefit of anyone other than the Company, any Confidential Information, whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by the Employee in connection with the performance of Employee’s duties hereunder to persons who are authorized to receive such information by the Company. Employee shall use Employee’s best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in Employee’s normal course of employment by the Company. Employee shall use Employee’s best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any Confidential Information, if and to the extent such information is disclosed publicly through no breach of this Agreement by Employee or disclosure of any such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. The Company acknowledges that Employee has delivered to the Company all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company conceived, discovered or made by Employee during employment exclusively belongs to the Company (and not to Employee). Employee will perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

16. Attorneys Fees. The Company agrees to reimburse Employee for her attorneys fees incurred in connection with the negotiation of this Agreement in the amount of Ten Thousand dollars ($10,000), less applicable withholdings, to be paid to Employee within ten (10) business days after expiration of the revocation period set forth in Exhibit A.

17. References. Within ten (10) days after expiration of the revocation period set forth in Exhibit A, the Company will deliver to Employee a written job reference from Ms. McWaters in the forms attached hereto as Exhibit B. The Company will also provide a reference from Company Director Conrad Conrad within fourteen (14) days after expiration of the revocation period set forth in Exhibit A.

18. Agreement to Arbitrate. All disputes or claims regarding this Agreement shall be submitted for resolution exclusively to binding arbitration under the Commercial Rules of Arbitration of the American Arbitration Association in Phoenix, AZ, no later than six (6) months from the date such claim arises. The arbitrator or arbitration panel shall have the authority to award temporary or permanent injunctive relief and to award attorney’s fees and costs to the prevailing party. Any temporary or permanent injunctive relief ordered by the arbitrator or the arbitration panel may be enforced in court by either party by seeking judicial confirmation of such award.

19. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. An arbitrator or arbitration panel can reasonably modify this Agreement by rewriting it and/or it can “blue-pencil” this Agreement by striking things out.

20. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22. Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee’s continued employment without objection shall not constitute Employee’s consent to, or a waiver of, Employee’s rights. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by a resolution adopted by a majority of the Board of Directors.

23. Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

24. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by the Chairman of the Compensation Committee of the Board of Directors or the Chairman’s designee.

25. Governing Law. In light of Company’s and Employee’s substantial contacts with the State of Arizona, the facts that the Company is headquartered in Arizona and Employee resides in and provides services to the Company in Arizona, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of, and the making of, this Agreement in Arizona, the parties agree that: (a) any arbitration or litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state of Arizona; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Arizona, without regard for any conflict/choice of law principles.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

UNIVERSAL TECHNICAL INSTITUTE, INC.
By:	/s/ Chad A Freed
Senior Vice President and General Counsel

Jennifer L. Haslip
By:	/s/ Jennifer L. Haslip

Exhibit A

MUTUAL WAIVER AND RELEASE

This MUTUAL WAIVER AND RELEASE (the “Release”) dated                 ,          is by and between Jennifer L. Haslip (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (“Company”);

WHEREAS, the Company and Employee are parties to a Transition and Separation Agreement dated                , 2008 (the “Agreement”), which provides certain payments and benefits to Employee upon separation of employment; and

WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company’s provision of certain benefits under the Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. Mutual Promises. The Company undertakes the obligations contained in the Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein. The Company’s obligations are undertaken in lieu of any other employment benefits.

2. Release of Claims by Employee; Agreement Not to File Suit.

a. Employee, for and on behalf of herself and her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Agreement and this Release, (ii) Employee’s employment, and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements.

b. Employee, for and on behalf of herself and her heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any arbitration demand, claim, complaint, or action to any court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising before the date of this Release or any action taken after the date of this Release pursuant to the Agreement.

Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

c. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortuous discharge (including, but not limited to, any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., the Family and Medical Leave Act, or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.

d. This Release does not affect Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future; Employee’s rights in the Agreement; Employee’s rights with regard to stock, stock options, and restricted stock the Company previously issued to her or that she owns; Employee’s rights to indemnification as an officer, agent or employee under applicable law, charter document, bylaws, or agreement; or Employee’s rights under insurance policies, including Directors and Officers liability insurance policies.

e. This Release does not affect Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement. Further, this Release is not intended to be a release of any claims under the Arizona Minimum Wage Act, effective January 1, 2007.

3. Release of Claims by the Company; Agreement Not to File Suit.

a. The Company agrees to, and does release and forever discharge Employee, from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Agreement and this Release, (ii) Employee’s employment, and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements.

b. The Company agrees that it will not file or otherwise submit any arbitration demand, claim, complaint, or action to any court, organization, or judicial forum (nor will the Company permit any person, group of persons, or organization to take such action on the Company’s behalf) against Employee arising out of any actions or non-actions on the part of Employee arising before the date of this Release or any action taken after the date of this Release pursuant to the Agreement. The Company further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on the Company’s behalf, the Company hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

4. Release of Benefit Claims. Employee, for and on behalf of herself and her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Agreement and claims for benefits which are not subject to waiver under the law.

5. Revocation Period; Knowing and Voluntary Agreement. Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the Age Discrimination in Employment Act, as amended, (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the preceding Section is in addition to anything of value to which she would be entitled to without this Agreement. Employee further acknowledges that Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release does not apply to any rights or claims that may arise after execution date of this Release; (b) Employee has been advised of having had the right to consult with an attorney prior to signing this Release; (c) Employee has twenty-one (21) days to consider this Release (although Employee may choose to voluntarily execute this Release earlier); (d) Employee has seven (7) days following the signing of this Release by the parties to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by the Employee.

6. Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

7. Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

8. Counterparts. This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9. Entire Agreement. This Release and related Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

10. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.

IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.

UNIVERSAL TECHNICAL INSTITUTE, INC.
By:	/s/ Chad A. Freed
Senior Vice President and General Counsel

JENNIFER L. HASLIP
By:	/s/ Jennifer L. Haslip